UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
      REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF
                                      1934.

                                              Commission File Number:  333-50475

                           KMC TELECOM HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                      1545 ROUTE 206, BEDMINSTER, NJ 07921
                                 (908) 470-2100

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     12 1/2% SENIOR DISCOUNT NOTES DUE 2008
                          13 1/2% SENIOR NOTES DUE 2009
            (Title of each class of securities covered by this Form)

                                      NONE

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   |_|           Rule 12h-3(b)(1)(i)       |X|

           Rule 12g-4(a)(1)(ii)  |_|           Rule 12h-3(b)(1)(ii)      |_|

           Rule 12g-4(a)(2)(i)   |_|           Rule 12h-3(b)(2)(i)       |_|

           Rule 12g-4(a)(2)(ii)  |_|           Rule 12h-3(b)(2)(ii)      |_|

                                               Rule 15d-6                |_|

         Approximate number of holders of record as of the certification or notice date:

                    12 1/2% Senior Discount Notes due 2008: 20
                        13 1/2% Senior Notes due 2009: 19

         Pursuant to the requirements of the Securities Exchange Act of 1934, KMC Telecom Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 13, 2002                   By: /s/ William H. Stewart
      ------------------------------        ------------------------------------
                                            William H. Stewart
                                            Executive Vice President,
                                            Chief Financial Officer